Exhibit 99.1

COHBAR, INC.

AUDIT COMMITTEE

CHARTER

I.	Purpose

The primary objective of the Audit Committee (the “Committee”) of Cohbar, Inc. (the “Company”) is to assist the board of directors (the “Board”) in fulfilling its oversight responsibilities with respect to (a) retaining and overseeing the independent auditors of the Company, (b) overseeing the Company’s accounting and financial reporting processes and the audit and preparation of the Company’s financial statements, (c) exercising such other powers and authority as are set forth in this Charter and (d) exercising such other powers and authority as shall from time to time be assigned to the Committee by resolution of the Board.

Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. Consequently, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Auditors.

II.	Organization

Members of the Committee shall be directors currently serving on the Board. The Committee shall be composed of at least three (3) directors, at least two (2) of whom shall be independent as determined by reference to applicable rules of the TSX Venture Exchange, or such other exchange upon which the Company’s securities may be traded, and securities laws of the jurisdictions to which the Company is subject. Additionally, members of the Committee shall satisfy the applicable requirements related to financial literacy and financial sophistication requirements under applicable securities law, stock exchange and any other regulatory requirements applicable to the Company.

The members of the Committee and the Chair of the Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee. A majority of the members of the Committee shall constitute a quorum. A majority of the members of the Committee shall be empowered to act on behalf of the Committee. Matters decided by the Committee shall be decided by majority vote. Each member of the Committee shall have a single vote, including the Chair.

Any member of the Committee may be removed or replaced at any time by the Board and shall also cease to be a member of the Committee as soon as such member ceases to be a director currently serving on the Board.

The Committee may form and delegate authority to subcommittees when it determines that the same is necessary or appropriate.

III.	Meetings

The Committee shall meet at such times and places as it deems necessary to fulfill its responsibilities, typically quarterly. The Committee shall report regularly to the Board regarding its actions and make recommendations to the Board as appropriate. The Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Committee shall meet separately, and periodically, with management, members of the Company’s internal audit department and representatives of the Company’s independent auditors, and shall invite such members to its meetings as it deems appropriate, to assist in carrying out its duties and responsibilities. However, the Committee shall meet regularly without such members present.

The Committee shall review this Charter at least annually and recommend any proposed changes to the Board for approval.

IV.	Authority and Responsibilities

The Committee shall have the following authority and responsibilities:

1.	To (1) select and retain an independent registered public accounting firm to act as the Company’s independent auditors for the purpose of auditing the Company’s annual financial statements, books, records, accounts and internal controls over financial reporting, subject to ratification by the Company’s stockholders of the selection of the independent auditors, (2) set the compensation of the Company’s independent auditors, (3) oversee the work done by the Company’s independent auditors and (4) terminate the Company’s independent auditors, if necessary.

2.	To select, retain, compensate, oversee and terminate, if necessary, any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

3.	To pre-approve all audit and permitted non-audit and tax services that may be provided by the Company’s independent auditors or other registered public accounting firms, and establish policies and procedures for the Committee’s pre-approval of permitted services by the Company’s independent auditors or other registered public accounting firms on an on-going basis.

4.

At least annually, to obtain and review a report by the Company’s independent auditors that describes (1) the accounting firm’s internal quality control procedures, (2) any material issues raised by the most recent internal quality control review, peer review or

Public Company Accounting Oversight Board review of the firm or by any other inquiry or investigation by governmental or professional authorities in the past five years regarding one or more audits carried out by the firm and any steps taken to deal with any such issues, and (3) all relationships between the firm and the Company or any of its subsidiaries; and to discuss with the independent auditors this report and any relationships or services that may impact the objectivity and independence of the auditors.

5.	At least annually, to evaluate the qualifications, performance and independence of the Company’s independent auditors, including an evaluation of the lead audit partner; and to assure the regular rotation of the lead audit partner at the Company’s independent auditors and consider regular rotation of the accounting firm serving as the Company’s independent auditors.

6.	To review and discuss with the Company’s independent auditors (1) the auditors’ responsibilities under generally accepted auditing standards, (2) the scope and timing of the annual audit and (3) the results, including significant findings, of the annual audit.

7.	To obtain and review a report by the Company’s independent auditors that describes: (1) all critical accounting policies and practices to be used in the audit; (2) all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, the ramifications of the use of such alternative treatments and the treatment preferred by the auditors; and (3) other material written communications between the auditors and management.

8.	To review with the Company’s independent auditors and management (1) any audit problems or difficulties, including difficulties encountered by the Company’s independent auditors during their audit work (such as restrictions on the scope of their activities or their access to information), (2) any significant disagreements with management and (3) management’s response to these problems, difficulties or disagreements; and to resolve any disagreements between the Company’s auditors and management.

9.	To review with management and the Company’s independent auditors: any major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; any significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods; and the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements.

10.

To review with management, the internal audit department and the Company’s independent auditors the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses in the design or operation of, and any material changes in, the Company’s financial reporting processes, controls and procedures and any special audit steps adopted in light of any material control deficiencies, and any fraud involving management or other employees with a significant role in such financial reporting processes, controls and procedures, and review and discuss with management and the Company’s independent auditors disclosure relating to the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, the independent auditors’ report on the effectiveness of the Company’s internal control over financial reporting and the required management certifications to be included in or attached as exhibits to the Company’s annual report on Form 10-K or quarterly report on Form 10-Q, as applicable.

11.	To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes), the form of audit opinion to be issued by the auditors on the financial statements and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (the “MD&A”) to be included in the Company’s annual report on Form 10-K before the Form 10-K is filed.

12.	To recommend to the Board that the audited financial statements and the MD&A section be included in the Company’s Form 10-K and produce the audit committee report required to be included in the Company’s proxy statement.

13.	To review and discuss with the Company’s independent auditors and management the Company’s quarterly financial statements and the disclosure under MD&A to be included in the Company’s quarterly report on Form 10-Q before the Form 10-Q is filed.

14.	To review and approve the functions of the Company’s internal audit department, including its purpose, organization, responsibilities, budget and performance; and to review the scope, performance and results of such department’s internal audit plans, including any reports to management and management’s response to those reports.

15.	To review and discuss with management and the Company’s independent auditors: the Company’s earnings press releases, including the type of information to be included and its presentation and the use of any pro forma or adjusted non-GAAP information, before their release to the public; and any financial information and earnings guidance provided to analysts and ratings agencies, including the type of information to be disclosed and type of presentation to be made.

16.	To review and discuss with management and the internal audit department policies and guidelines to govern the process by which management assesses and manages the Company’s risks, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

17.	To review the Company’s compliance with applicable laws and regulations and to review and oversee any policies, procedures and programs designed to promote such compliance.

18.	To set clear Company hiring policies for employees or former employees of the Company’s independent auditors.

19.	To establish and oversee procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

20.	To review, approve and oversee any transaction between the Company and any related person (as defined in Item 404 of Regulation S-K) and any other potential conflict of interest situations on an ongoing basis, in accordance with Company policies and procedures, and to develop policies and procedures for the Committee’s approval of related party transactions.

21.	Review and approve (a) any change or waiver in the Company’s Code of Ethics and Business Conduct applicable to senior financial officer and (b) any disclosures made under applicable securities law, stock exchange rules or other regulatory requirements regarding such change or waiver.

22.	Review and assess the duties and responsibilities set out in this Charter annually and recommend to the Governance & Nominating Committee and to the Board any changes deemed appropriate by the Committee.

23.	Review its own performance annually, seeking input from management and the Board.

24.	Perform any other activities consistent with this Charter, the Company’s governing documents and governing law, as the Committee or the Board deems necessary or appropriate.

V.	Reporting

The Committee shall report regularly to the Board and shall submit the minutes of all meetings of the Committee to the Board (which minutes shall ordinarily be included in the papers for the next full board meeting after the relevant meeting of the Committee). The Committee shall also report to the Board on the proceedings and deliberations of the Committee at such times and in such manner as the Board may require. The Committee shall review with the full Board any issues that have arisen with respect to quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Auditors or the performance of the Company’s financial and accounting group.

VI.	Resources and Access to Information

The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities. The Committee shall have direct access to anyone in the Company and may request any officer or employee of the Company or the Company’s outside counsel or the Auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee with or without the presence of management. In the performance of any of its duties and responsibilities, the Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee’s obligations.

The Committee shall have the authority to retain independent legal, accounting and other consultants to advise the Committee. The Committee shall determine the funding necessary for payment of compensation to any independent legal, accounting and other consultants retained to advise the Committee.